Exhibit 99.3

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING

June 30, 2014

The Board of Directors

DIRECTV

2260 East Imperial Highway

El Segundo, CA 90245

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 18, 2014, to the Board of Directors of DIRECTV (“DIRECTV”) as Annex C to, and to the references thereto under the headings “SUMMARY—Opinions of DIRECTV’s Financial Advisors,” “THE MERGER—Background of the Merger,” “THE MERGER—Recommendation of the DIRECTV Board; DIRECTV’s Reasons for the Merger”, “THE MERGER—Opinions of DIRECTV’s Financial Advisors”, “THE MERGER—Certain DIRECTV Forecasts”, and “THE MERGER AGREEMENT—Representations and Warranties” in, the proxy statement/prospectus relating to the proposed merger involving DIRECTV and AT&T Inc., which proxy statement/prospectus forms a part of AT&T’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED